Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (File No. 333-291761) on Form S-8 of our report dated December 30, 2025, relating to the consolidated financial statements of VisionWave Holdings, Inc. as of and for the year ended September 30, 2025, and for the period from March 20, 2024 (inception) through September 30, 2024, appearing in this Annual Report on Form 10-K of VisionWave Holdings, Inc. for the year ended September 30, 2025.

/s/ RBSM LLP

New York, New York

December 30, 2025